 Exhibit 99.1

TerreStar Files FCC Application to Modify its Satellite Launch Milestone

Reston, VA, June 8, 2007 - TerreStar Networks Inc. (TerreStar), a majority owned subsidiary of Motient Corporation (MNCP), today announced that it has filed a request with the U.S. Federal Communications Commission (FCC) to extend its satellite launch milestone date outlined in its authorization for the launch of its TerreStar-1 satellite. TerreStar is filing the extension to accommodate manufacture and delivery issues experienced by its satellite manufacturer, Space Systems/Loral, Inc. as more fully described in the press release issued by TerreStar on May 25, 2007. TerreStar requested that the launch of its satellite be extended until September 2008 from the current milestone date of November 2007.

TerreStar expects to meet its in-service milestone of November 2008 and bring online North America’s first 4G integrated mobile satellite and terrestrial communications network.

About TerreStar Networks Inc.

TerreStar (www.terrestar.com ), a subsidiary of Motient Corporation, plans to build, own and operate North America’s first 4G integrated mobile satellite and terrestrial communications network that will provide universal access and tailored applications throughout North America over conventional wireless devices. TerreStar expects to be the first to offer customer-designed products and applications over a fully optimized 4G IP network.

About Motient Corporation

Motient is the controlling shareholder of TerreStar Networks Inc. and TerreStar Global Ltd., and a shareholder of SkyTerra Communications and Mobile Satellite Ventures LP. For additional information on Motient, please visit the company’s website at www.motient.com.

Statement under the Private Securities Litigation Reform Act

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to the strategy of Motient, its plans, and the transactions described in this press release. Such statements generally include words such as could, can, anticipate, believe, expect, seek, pursue, proposed, potential and similar words and terms in connection with future results. Motient assumes no obligation to update or supplement such forward-looking statements.

For more information:

TerreStar Media Relations

Andrew Krejci

TerreStar Networks Inc.

703.483.7856

andrew.krejci@terrestar.com